Exhibit 10.1

Equity Transfer Agreement

Transferor：Zhejiang Kandi Vehicles Co., Ltd.

Transferee: Geely Technology Group Co., Ltd.

After friendly consultation between the transferor and the transferee, the following agreements have been signed with respect to the transfer of the transferor's equity in Kandi Electric Vehicles Group Co., Ltd.(the “JV Company”) to the transferee:

1. The transferor transfers RMB 516 million of registered capital of the JV Company to the transferee.

2. The equity transfer price is RMB 516 million. The payment method of transfer price is currency. RMB100 million will be paid within 15 working days after the signing of the agreement. RMB261.2 million will be paid within three months after the completion of the ownership updates of the JV Company with the State Administration and Industrial and Commerce bureau (the “SAIC”). RMB154.8 million will be paid within six months after the completion of the ownership updates of the JV Company with the SAIC.

3. The benchmark date of the equity transfer is February 28, 2019.

4. After the equity transfer, the transferor no longer has the rights of the shareholders of the transferred equity nor assumes the corresponding obligations of the shareholder. The transferee shall bear the obligations of the shareholder while having the rights of the shareholder in accordance with this Agreement.

5. Considering the sincere cooperation between the two parties in the equity transfer, both parties agree to negotiate and discuss how to purchase part of the transferee's equity of the JV Company by issuing stocks within two years after the equity transfer.

6. This Agreement shall get into effective on the date of the seal of both parties.

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Transferor: Zhejiang Kandi Vehicles Co., Ltd.(Seal)

Legal Representative: /s/ Xiaoming Hu, with corporate seal affixed

Transferee: Geely Technology Group Co., Ltd.

Legal Representative: /s/ Shufu Li, with corporate seal affixed

Date: March 21, 2019